Exhibit 99.2

February 9, 2022

Indoor Harvest Corp.

7401 W. Slaughter Lane #5078

Austin, Texas 78739

indoorharvestcorp@gmail.com

ASSET ACQUISITION LETTER OF INTENT

Dear Mr. Bocskor:

This Letter of Intent (“LOI”) sets forth the general terms upon which Indoor Harvest Corp. (“Buyer”), shall acquire certain assets (the “Assets”) of Electrum Partners, LLC., a limited liability company (“Company”).

1.	Upon the closing of the acquisition, Buyer would acquire certain Assets of the Company from the Members of Company (the “Seller”) for an aggregate payment at Closing and thereafter of a purchase price that will be mutually agreed by the parties based on an independent valuation of the purchased Assets.

2.	Buyer’s willingness to consider this proposed transaction is conditioned on the willingness and eventual formal agreement of the legally binding conditions in accordance with the membership agreement of the Company to sell the Assets on terms acceptable to Buyer.

3.	As promptly as practicable and in any event within sixty (60) days following the date of this LOI, Seller’s legal counsel will prepare an initial draft of a definitive Asset Purchase Agreement (“Purchase Agreement”) and other related agreements for review by the Buyer and its counsel. The draft Purchase Agreement will provide for customary representations and warranties, covenants, conditions to closing, escrows, indemnities, and board approvals. The parties will endeavor to negotiate in good faith and execute a final definitive Purchase Agreement no later than one-hundred twenty (120) days following the date of this LOI, and to close the sale on that date (the “Closing”), subject to the requirements of the Securities and Exchange Commission (“SEC”).

4.	The parties anticipate that prior to the execution of any definitive Purchase Agreement, Buyer will have the opportunity to conduct due diligence of the Company and the Company will have the opportunity to conduct due diligence of Buyer.

5.	Before the parties enter into a definitive Purchase Agreement, each party shall have been satisfied with the results of its due diligence investigation of the other party.

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6.	The Company will conduct its Business only in the ordinary course and in conformity with past practice. The Company will make no raises or promotions to employees outside of the ordinary course of business and shall hire no employees on an employment contract lasting beyond December 31, 2022.

7.	It is agreed that each party shall bear its own legal, accounting, due diligence, and other expenses in connection with the negotiation, documentation, and closing of the Purchase Agreement, whether or not a closing occurs. Notwithstanding the foregoing, Buyer shall bear certain expenses as agreed by the parties, including but not limited to expenses related to the independent valuation of the Assets.

8.	Each party represents that it has not engaged any broker or finder in connection with the transaction.

9.	Neither Company, Seller, nor Buyer shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party until after execution of a final definitive Purchase Agreement.

10.	The parties agree that this LOI is only an expression of concept, and nothing herein shall constitute a binding term or agreement unless and until a final written agreement is executed by the parties.

11.	It is agreed that each party may cease pursuit of the contemplated transaction at any time for any or no reason and shall notify the other party in writing (including email form) of any such decision.

Signature Page To Follow

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As of February 9, 2022 (the “Effective Date”), each party has agreed to the terms of this LOI.

/s/ Rick Gutshall
Rick Gutshall, Director Indoor Harvest Corp.

/s/ Lang Coleman
Dr. Lang Coleman, Director Indoor Harvest Corp.

/s/ Leslie Bocskor
Leslie Bocskor, Executive Chairman Electrum Partners, LLC

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